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                                                                    EXHIBIT 7.40

                            IMAGINE INVESTMENTS, INC.
                          8150 North Central Expressway
                                   Suite 1901
                               Dallas, Texas 75206

April 4, 2003

Riverside Group, Inc.
7800 Belfort Parkway
Jacksonville, FL 32256
Attn:  J. Steven Wilson

Gentlemen:

         Contemporaneously herewith, the undersigned and you (along with others) are entering that certain Agreement for Conveyance of Shares of Wickes, Inc. in Lieu of Foreclosure and Bill of Sale, of even date with the date of this letter, providing for the conveyance of 2,797,743 shares of the common capital stock of Wickes, Inc. by Riverside Group, Inc. ("Riverside") to Imagine Investments, Inc. ("Imagine") (the "Agreement"). All capitalized terms used in this letter and not otherwise defined herein shall have the same meaning as given them in the Agreement.

         In addition to the Wickes Shares sold and conveyed by Riverside to Imagine pursuant to the Agreement, Riverside owns an additional 53,700 shares of the common capital stock of Wickes, Inc. (the "Additional Wickes Shares"), that are pledged to Liberty Savings Bank to secure an indebtedness in the principal amount of $113,000 (the "Liberty Pledge").

         In consideration of the Agreement, Riverside hereby grants to Imagine, the exclusive option to purchase all of the Additional Wickes Shares, free and clear of all liens, encumbrances, pledges, securing interests and the like (the "Option"). The term of the Option shall commence on the date hereof and shall terminate ten (10) days after the Remaining Riverside Debt (and all other amounts owed by Riverside to Imagine) has been paid in full. If Imagine elects to exercise the Option, Imagine will exchange an additional $268,500 of Riverside Debt owed on the Riverside Notes identified in the Agreement as the A-2 Notes as a "deemed payment" in exchange for the Additional Wickes Shares, in the same manner as set forth in the Agreement.

         Riverside agrees that it shall discharge the debt secured by the Liberty Pledge and to deliver certificates for the Additional Wickes Shares, together with blank stock powers with signatures guaranteed, to Imagine at c/o Gary Goltz, 8150 North Central Expressway, Suite 1901, Dallas, Texas 75206, within ten (10) business days after Imagine has given Riverside written notice that it has exercised the Option.

         At its sole option and without any obligation to do so, Imagine may pay the entire indebtedness secured by the Liberty Pledge, and all of the provisions of Paragraph 3 of

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the Agreement shall apply with respect thereto. Further, the undersigned hereby agree that if Imagine exercises the Option, all of the provisions of the Agreement are hereby incorporated by reference in this letter and shall apply to the Additional Wickes Shares, just as if the Additional Wickes Shares had been made the subject of the Agreement, in addition to the Wickes Shares. If the Holder of the Liberty Pledge forecloses on the Additional Shares, Riverside shall not be deemed to be in breach of this letter agreement but Riverside shall immediately give written notice to Imagine if any such foreclosure proceedings are initiated and shall keep it promptly advised regarding all developments in such foreclosure.

         Please sign this letter where indicated below to acknowledge your acceptance hereof as a legally binding contract on both your and our part.

                                       Very truly yours,

                                       Imagine Investments, Inc.

                                       By:    /s/ Gary M. Goltz
                                              ----------------------------------
                                       Title: Vice President
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Agreed to:

Riverside Group, Inc.

By:      /s/ J. Steven Wilson
         --------------------------------
Title:   Chairman/CEO
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Date:    4/4/03
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